TYPE:  EX-16

                            HJ & ASSOCIATES, LLC
              CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS
           American Institute of Certified Public Accountants
            Utah Association of Certified Public Accountants

May 17, 2000

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:  Insynq, Inc.
(Formerly XCEL Management, Inc.)

Commission File No. 0-22814

Ladies and Gentlemen:

We were previously the independent accountants for the Company and on December 29, 1999 we reported on the financial statements of the Company for the fiscal years ended May 31, 1999 and 1998.

We have read the Company's statements included under Item 4a of its current Report on Form 8-K dated April 3, 2000 and have no disagreements with the disclosure made therein.

Very truly yours,

/s/ HJ & Associates
-------------------------
HJ & Associates, LLC
Jones, Jensen & Company

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